Exhibit (e)(1)

UNDERWRITING AGREEMENT

THIS UNDERWRITING AGREEMENT, effective as of the 1st day of February, 2004, by and between Sun Capital Advisers Trust (the “Trust”), a Delaware statutory trust, on behalf of each of its series (each, a “Fund” and collectively, the “Funds”), and Clarendon Insurance Agency, Inc., a Massachusetts corporation (the “Underwriter”).

WITNESSETH

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and has filed a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) for the purpose of registering shares of beneficial interest for public offering under the Securities Act of 1933, as amended;

WHEREAS, the Trust may sell Fund shares to life insurance company separate accounts that issue variable annuity contracts and variable life insurance policies (the “Variable Contracts”) and to certain tax-qualified retirement plans (collectively, the “Eligible Investors”);

WHEREAS, the Underwriter is registered as a broker-dealer with the Commission and is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”);

WHEREAS, the parties hereto deem it mutually advantageous that the Underwriter should act as Principal Underwriter, as defined in the 1940 Act, for the sale of the shares of beneficial interest of the securities of each Fund of the Trust and any future series which the Trustees may establish from time to time; and

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Underwriter do hereby agree as follows:

1. The Trust hereby appoints the Underwriter to serve as the principal underwriter and general distributor of shares of beneficial interest of each class of each Fund of the Trust set forth on Schedule A and any other series of the Trust as the parties may agree from time to time (the “Shares”) to offer for sale to Eligible Investors. Any such agreement between the parties as to any other series of the Trust to be offered under this Agreement shall be evidenced by means of dating and executing an updated version of the attached Schedule A and such execution shall have the effect of making all provisions of this Agreement applicable to any series or class added thereon effective as of the date of such execution. The Underwriter acknowledges and agrees that the Trust has entered directly into participation agreements with certain Eligible Investors concerning their purchases of Shares.

2. The Shares shall be offered at an offering price based upon the net asset value of the Shares, to be calculated for each class of Shares as described in the Registration Statement, including the Prospectus(es), filed with the Commission and in effect at the time of the offering, plus any sales charges as agreed upon by the Underwriter and the Trustees of the Trust and as further outlined in the Trust’s Prospectus(es).

3. The Underwriter covenants and agrees that, in performing its services under this Agreement, it will use its best efforts duly to conform in all respects with the requirements of all state and federal laws and the NASD Conduct Rules relating to the sale of Shares. The Trust acknowledges and agrees that the Underwriter may delegate to other broker-dealers certain duties and responsibilities, including, by way of illustration and not limitation, the review and approval of advertising material for the Trust. The Underwriter further covenants and agrees that it will indemnify and hold harmless the Trust and each of its Trustees and officers and any controlling person of the Trust, against any loss, liability, damages, claim or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith), arising by reason of any person’s acquiring any Shares, which may be based upon the Act or any other statute or common law, on account of any wrongful act of the Underwriter or any of its employees (including any failure to conform with any requirement of any state or federal law or the Rules of Fair Practice of the NASD relating to the sale of Shares).

4. This Agreement will remain in effect for an initial term of two years after its effective date. After the initial two-year term, this Agreement shall terminate on any anniversary hereof if its terms and renewal have not been approved by a majority vote of the Trustees of the Trust voting in person, including a majority of its Trustees who are not “interested persons” of the Trust and who have no direct or indirect financial interest in the operation of the Underwriting Agreement (the “Qualified Trustees”), at a meeting of Trustees called for the purpose of voting on such approval. This Agreement may also be terminated at any time, without payment of any penalty, by the Trust on 60 days’ written notice to the Underwriter, or by the Underwriter upon similar notice to the Trust. This Agreement may also be terminated by a party upon five (5) days’ written notice to the other party in the event that the Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the Shares. Finally, this Agreement may also be terminated by the Trust upon five (5) days’ written notice to the Underwriter provided either of the following events has occurred: (i) the NASD has expelled the Underwriter or suspended its membership in that organization; or (ii) the qualification, registration, license or right of the Underwriter to sell Shares in a particular state has been suspended or cancelled in a state in which sales of Shares during the most recent 12-month period exceeded 10% of all Shares sold by the Underwriter during such period.

5. Underwriter shall be paid compensation for its services under this Agreement as set forth on the attached Schedule A. With respect to any future class of Shares, the Underwriter shall be entitled to such consideration as the Trust and the Underwriter shall agree at the time such class of Shares is established. Any such agreement shall be evidenced by means of dating and executing an updated version of the Schedule A.

6. Nothing contained herein shall relieve the Trust of any obligation under its management contract or any other contract with any affiliate of the Underwriter.

7. The parties to this Agreement acknowledge and agree that all liabilities arising hereunder, whether direct or indirect, of any nature whatsoever, including without limitation, liabilities arising in connection with any agreement of the Trust or its Trustees as set forth herein to indemnify any party to this Agreement or any other person, if any, shall be satisfied out of the assets of the Trust and that no Trustee, officer or holder of Shares shall be personally liable for any of the foregoing liabilities. Notwithstanding the foregoing, the obligations of any Fund shall only bind the assets of the Trust belonging to such Fund. No Fund shall be liable for the obligations of any other Fund. The Trust’s Agreement and Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers and holders of Shares.

8. This Agreement shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

9. In the event of any dispute between the parties, this Agreement shall be construed according to the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers and their seals to be hereto affixed as of the day and year first above written.

ATTEST:		SUN CAPITAL ADVISERS TRUST, on behalf of each series listed on Schedule A

By:		By:
	Maura A. Murphy		James M.A. Anderson
	Secretary		President, Chief Executive Officer

CLARENDON INSURANCE AGENCY, INC.

By:
Gary Corsi
For President

By:
William T. Evers
For Clerk

Schedule A

Effective Date: February 1, 2004

	Original Class	Service Class
Sun Capital All Cap Fund	None	*
Sun Capital Investment Grade Bond Fund	None	*
Sun Capital Real Estate Fund	None	*
Sun Capital Money Market Fund	None	*
SC Alger Growth Fund	None	*
SC Alger Income & Growth Fund	None	*
SC Alger Small Capitalization Fund	None	*
SC Davis Financial Fund	None	*
SC Davis Venture Value Fund	None	*
SC Neuberger Berman Mid Cap Growth Fund	None	*
SC Neuberger Berman Mid Cap Value Fund	None	*
SC Value Equity Fund	None	*
SC Value Managed Fund	None	*
SC Value Mid Cap Fund	None	*
SC Value Small Cap Fund	None	*
SC Blue Chip Mid Cap Fund	None	*
SC Investors Foundation Fund	None	*
SC Select Equity Fund	None	*

*	Underwriter shall be paid a distribution and/or service fee at an annual rate not to exceed 0.25% of the average daily net assets attributable to the Service Class shares in accordance with the Trust’s Distribution and Service Plan for such class

SUN CAPITAL ADVISERS TRUST, on behalf of each series listed above

Attest:	/s/ Maura A. Murphy	By:	/s/ James M.A. Anderson
	Maura A. Murphy		James M.A. Anderson
	Secretary		President, Chief Executive Officer

CLARENDON INSURANCE AGENCY, INC.

By:	/s/ Gary Corsi	By:	/s/ William T. Evers
	Gary Corsi		William T. Evers
	For President		For Clerk

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